Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UBIQUITI NETWORKS, INC.

Ubiquiti Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Ubiquiti Networks, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2010.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Ubiquiti Networks, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by John Ritchie, a duly authorized officer of the Corporation, on January 7, 2010.

/s/ John Ritchie
John Ritchie
Chief Financial Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Ubiquiti Networks, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

A. AUTHORIZED SHARES

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 110,413,852 consisting entirely of 14,413,852 shares of Preferred Stock, with par value of $0.001 per share, which shall be divided into series and all of which shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred”), and 96,000,000 shares of Common Stock, with par value of $0.001 per share.

B. SERIES A CONVERTIBLE PREFERRED STOCK

The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

Section 1. Dividends

1A. General Obligation. When, as and if declared by the board of directors of the Corporation and only to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred on each share of the Series A Preferred (a “Share”) at the rate of 4.0% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon. All accrued and unpaid dividends (including, for the avoidance of doubt, all Noncompliance Dividends) shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities. The right to receive dividends on shares of Series A Preferred pursuant to this Section 1A shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred under this Section 1A by reason of the fact that dividends on a Share are not declared or paid.

1B. Special Dividend. Upon the date of filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”),

the holders of each Share shall receive a one-time cash dividend (the “Fixed Dividend”) of (1) $0.21408 for each Share issued on March 2, 2010, held by such holder and (2) $0.11641 for each other Share held by such holder. Solely upon (i) the occurrence of liquidation (including a deemed liquidation under Section 2B) where payment arises pursuant to Section 2A of this Part B of Article IV, (ii) a payment of the Redemption Value on a Redemption Date determined pursuant to Section 4C(i) of this Part B of Article IV, or (iii) the occurrence of and following an Event of Noncompliance as described in Section 8B(i) of this Part B of Article IV (whether in connection with a subsequent liquidation (including a deemed liquidation) under Section 2A, redemption under Section 4 or Section 8B or conversion as described in Section 6A(iv), each of this Part B of Article IV, or otherwise), the holders of Series A Preferred shall be entitled to receive a dividend (the “Cumulative Dividend”), which shall accrue on each Share on a daily basis at the rate of 4.0% per annum of the sum of the Liquidation Value of such Share thereof plus all accumulated and unpaid dividends thereon (excluding, for the avoidance of doubt, the Fixed Dividend), from and including the Effective Date to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption or purchase of such Share by the Corporation, (ii) solely following an Event of Noncompliance, the date on which such Share is converted into shares of Conversion Stock, or (iii) the date on which such Share is otherwise acquired by the Corporation. Such Cumulative Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends and shall be cumulative such that all accrued and unpaid Cumulative Dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities. Until such Cumulative Dividends are paid, all dividends which have accrued on each Share outstanding during the twelve-month period (or such shorter period in the case of June 30, 2011) ending on June 30 of each year shall be accumulated and shall remain accumulated dividends with respect to such Share until conversion of such Share into Conversion Stock or paid to the holder thereof. Until paid, accumulated Cumulative Dividends are accrued and unpaid dividends hereunder.

1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and unpaid dividends on the Shares.

1D. Participating Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock issued upon the outstanding shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 2. Liquidation

2A. General Preference and Priority. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder plus all accrued and unpaid dividends thereon, including the Cumulative Dividend, and (ii) the sum of (A) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series A Preferred (and all other shares of Series A Preferred) were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding up, plus (B) the amount of Noncompliance Dividends payable pursuant to Section 6A(iv)(a) of this Part B of Article IV upon such a conversion, if any, plus (C) an additional amount equal to all accrued or declared and unpaid dividends arising pursuant to Section 1A of this Part B of Article IV on such holder’s Series A Preferred, if any (which sum under this clause (ii), for the avoidance of doubt, shall not include any Cumulative Dividends other than Noncompliance Dividends, as set forth in (B) above), and the holders of Series A Preferred shall not be entitled to any further payment in respect thereof. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of the Series A Preferred held by each such holder.

2B. Deemed Liquidations.   For purposes of this Section 2, any Fundamental Change or Change in Ownership shall (unless otherwise determined by the holders of a majority of the outstanding Series A Preferred) be deemed to be a liquidation, dissolution and winding up of the Corporation, and each holder of Series A Preferred shall be entitled to receive in connection therewith payment from the Corporation (or the successor or purchasing entity) of an amount in cash equal to the aggregate amount specified herein that such holders would have received upon a liquidation, dissolution and winding up of the Corporation in accordance with this Section 2. If a Fundamental Change or Change in Ownership involves the payment by a successor or purchasing entity to the Corporation’s stockholders of consideration in whole or in part other than cash, then at the election of the holders of a majority of the outstanding Series A Preferred the amounts payable to the holders of Series A Preferred pursuant to this Section 2 shall be paid in the same form of consideration that is paid to the Corporation’s other stockholders, and if any of the Corporation’s other stockholders are given an option as to the form of consideration to be received, then all holders of Series A Preferred shall be given the same option (with it being understood that the value of any such non-cash consideration shall be determined as provided in Section 6C(v) of this Part B of Article IV or, at the election of the holders of a majority of the outstanding Series A Preferred, as may be provided in the definitive agreement(s) entered into in connection with any such Fundamental Change or Change in Ownership).

Section 3. Priority of Series A Preferred on Dividends and Redemptions.  So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except repurchase by the Corporation of capital stock or other Equity Securities from former employees of or other service providers of the Corporation or any of its Subsidiaries upon termination of such Person’s employment or other service for an aggregate purchase price of no more than $500,000 in any twelve (12) month period in accordance with the provisions of any agreement in effect as of the date of filing this Certificate of Incorporation or approved after the filing of this Certificate of Incorporation by the board of directors and under any applicable provisions of Section 5C of this Part B of Article IV, so long as no Event of Noncompliance is in existence immediately prior to or is otherwise caused by any such repurchase and so long as such right or option to repurchase is not assigned or transferred to any other Person (with respect to which the holders of the Series A Preferred expressly waive their rights, if any, as described in Section 174 of the Delaware General Corporation Law as it relates to any such permitted repurchases of shares upon termination of employment or service as a consultant or director).

Section 4. Redemptions

4A. Redemption Upon Request. If the holders of Series A Preferred have not previously exercised the rights granted to them under the terms of the Investor Rights Agreement to prevent a sale transaction approved by the board of directors of the Corporation in which the holders of Series A Preferred would have received an aggregate amount in cash and/or freely and immediately publicly tradable securities not less than 200% of the aggregate Liquidation Value of all Shares held by such holders, then at any time and from time to time on or after the sixth (6th) anniversary of the date of the first issuance of Shares the holders of a majority of the outstanding Series A Preferred may require redemption of all or a portion of the Shares of Series A Preferred held by such holders by delivering written notice of such request to the Corporation. Within fifteen (15) days after receipt of a request for redemption in accordance with this Section 4A, the Corporation shall give written notice of such request to each other holder of Series A Preferred specifying the Redemption Value, the proposed Redemption Date and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the Shares to be redeemed (the “Redemption Notice”). Each holder of Series A Preferred shall have until fifteen (15) days after the receipt of such notice to require (by delivery of written notice to the Corporation) the Corporation to redeem all or a portion of the Shares of Series A Preferred held by such holder. The Corporation shall redeem all Shares of Series A Preferred which any holder may request to be redeemed in accordance with this Section 4A, in each case at the Redemption Value, and such redemption shall take place on a date fixed by the Corporation, which date shall be not more than 30 days after the later of the Corporation’s receipt of such request for redemption or the date on which the Repurchase Value of the Series A Preferred shall have been determined in accordance with this Section 4.

4B. Redemption Upon a Liquidity Event. If a Liquidity Event (other than a Qualified Public Offering) has occurred or the Corporation obtains knowledge that a Liquidity Event (other than a Qualified Public Offering) is proposed to occur, then the Corporation shall give prompt written notice (in no event later than five (5) days after the occurrence of such Liquidity Event) of such Liquidity Event describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred, and the Corporation shall give each holder of Series A Preferred prompt written notice of any subsequent material change in the terms or timing of such transaction. The holders of a majority of the Series A Preferred may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holders at a redemption price per Series A Preferred payable in cash equal to the Redemption Value thereof by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation’s notice and (b) five (5) days prior to the consummation of such Liquidity Event (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred within five (5) days after the receipt thereof specifying the Redemption Value, and each such holder shall have until the later of (a) the Expiration Date or (b) five (5) days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares of Series A Preferred specified therein upon the occurrence of such Liquidity Event or, with respect to any such elections received in a timely manner in accordance with this Section 4B but not prior to the consummation of such Liquidity Event, five (5) days after the Corporation’s receipt of such election(s). If any such proposed Liquidity Event does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, the holders of a majority of the Series A Preferred may rescind the request for redemption by giving written notice of such rescission to the Corporation. Notwithstanding the foregoing, the Corporation shall be entitled to pay the redemption price in the form of the consideration to be received in the Liquidity Event and entitled to deduct such amounts from such redemption price on a pro rata basis to place in escrow to satisfy any indemnification obligations of the Corporation or its stockholders as if such Series A Preferred were outstanding on the date of consummation of the Liquidity Event.

4C. Redemption Value and Procedures. The Corporation shall be required to redeem on the Redemption Date each Share for which a request for redemption has been delivered in accordance with Section 4A or Section 4B at a price per Share (the “Redemption Value”) payable in immediately available funds equal to the greater of (i) the Liquidation Value of such Share plus all accrued and unpaid dividends thereon, including the Cumulative Dividend, and (ii) the sum of (A) the Market Price of the Conversion Stock issuable upon conversion of such Share of Series A Preferred (which, in the case of a redemption in connection with a Change in Ownership or Fundamental Change, shall be derived from the aggregate consideration payable in such Change in Ownership or Fundamental Change (with it being understood that the value of any such consideration shall be determined as provided in Section 6C(v) of this Part B of Article IV or, at the election of the holders of a majority of the outstanding Series A Preferred, as may be provided in the definitive agreement(s) entered into in connection with any such Change in Ownership or Fundamental Change)) if such Share (and all other Shares) was converted into Conversion Stock immediately prior thereto, plus (B) Noncompliance Dividends payable pursuant to Section 6A(iv)(a) of this Part B of Article IV upon such a conversion, if any, plus (C) an additional amount equal to all accrued or declared and unpaid dividends arising pursuant to Section 1A of this Part B of Article IV on such holder’s Series A Preferred, if any (which sum under this clause (ii), for the avoidance of doubt, shall not include any Cumulative Dividends other than Noncompliance Dividends as set forth in (B) above). Except as provided in Section 4D of this Part B of Article IV, on or after the Redemption Date, each holder of Series A Preferred on the Redemption Date shall surrender to the Corporation the certificate or certificates representing such Shares, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Redemption Value of such Shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

4D. Failure to Redeem. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on the Redemption Date are insufficient to redeem all shares of Series A Preferred, then (without limiting the Corporation’s obligation hereunder or curing any failure not to redeem all of the shares of Series A Preferred) those funds that are legally available will be used to redeem the maximum possible number of Shares ratably among the holders thereof in proportion to the aggregate Redemption Value that each such holder would be entitled to receive pursuant to this Section 4. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the Shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed, ratably among the holders thereof in proportion to the remaining aggregate Redemption Value that each such holder remains entitled to receive. Notwithstanding anything to the contrary contained herein, without the prior written consent of the holders of a majority of the Series A Preferred, the Corporation shall not declare or pay any dividends or redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Junior Securities after the receipt of notice of redemption under this Section 4, or at any other time when the Corporation is obligated to make redemption payments under this Section 4, unless and until all amounts required to be paid to the holders of the Series A Preferred under this Section 4 shall have been paid in full.

4E. Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Value, all rights of the holders of shares of Series A Preferred as holders of Series A Preferred (except the right to receive the applicable Redemption Value without interest upon surrender of their certificate or certificates) shall cease with respect to such Shares, and such

Shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

4F. Other Redemptions or Acquisitions. The Series A Preferred shall not be redeemable or otherwise repurchasable by the Corporation or any of its Subsidiaries, except as set forth in this Section 4 or as otherwise agreed to by the holders of a majority of the outstanding Series A Preferred.

Section 5. Voting Rights.

5A. General. The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws, and, in addition to any circumstances in which the holders of the Series A Preferred shall be entitled to vote as a separate class under the Delaware General Corporation Law, the holders of the Series A Preferred shall be entitled to vote on all matters (including the election of directors) submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series A Preferred entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote (or, if no record date is specified, as of the date of such vote). Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

5B. Election of Directors. Subject to Section 8B(iv) of this Part B of Article IV, the board of directors of the Corporation shall be composed of seven (7) persons. In the election of directors of the Corporation, the holders of the Series A Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Series A Preferred entitled to one vote, shall be entitled to elect (by majority vote) two (2) directors (each, a “Series A Director” and, collectively, the “Series A Directors”) to serve on the board of directors of the Corporation with each such director serving until his or her successor is duly elected by the holders of the Series A Preferred or his or her earlier death, resignation or removal from office by the holders of the Series A Preferred. If the holders of the Series A Preferred for any reason fail to elect one or more directors hereunder, such position shall remain vacant until such time as the holders of the Series A Preferred elect an individual to serve as a director to fill such position and shall not be filled by resolution or vote of the board of directors of the Corporation or the Corporation’s other stockholders. In the election of directors, two (2) directors shall be elected by the holders of the Common Stock and Series A Preferred voting together as a single class until such time as the holders of Series A Preferred shall have the right to elect such directors pursuant to Section 8B(iv)(a).

5C. Other Voting Rights. As long as any shares of the Series A Preferred shall be issued and outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Series A Preferred:

(i) directly or indirectly declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any distributions upon any of its capital stock or other Equity Securities, except that (a) any Wholly-Owned Subsidiary may declare and pay dividends or make distributions (directly or indirectly) to the Corporation or another Wholly-Owned Subsidiary, (b) the Corporation may declare and pay dividends payable in shares of its Common Stock upon the outstanding shares of its Common Stock and (c) the Corporation may declare and pay dividends on the Series A Preferred;

(ii) directly or indirectly (a) redeem, repurchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Corporation’s or any of its Subsidiary’s capital stock or other Equity Securities (including warrants, options and other rights to acquire such capital stock or other Equity Securities), or assign or transfer any rights or options to make any such redemption, repurchase or other acquisition, or (b) redeem, repurchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, or permit any of its Subsidiaries to so redeem, repurchase or make such payments, or assign or transfer any rights or options to make such redemption, repurchase or payment, in each case other than (1) repurchases by the Corporation of capital stock or other Equity Securities from former employees of or other services providers of the Corporation or any of its Subsidiaries upon termination of such Person’s employment or other service for an aggregate purchase price of no more than $500,000 in any twelve (12) month period in accordance with the provisions of any agreement in effect as of the filing of this Certificate of Incorporation or approved after the filing of this Certificate of Incorporation by the Corporation’s board of directors, so long as no Event of Noncompliance or any noncompliance or default under any agreement relating to the indebtedness of the Corporation is in existence immediately prior to or caused by any such repurchase and so long as such right or option to repurchase is not assigned or transferred to any other Person and (2) redemptions of the Series A Preferred in accordance with the Certificate of Incorporation of the Corporation;

(iii) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for capital stock or other Equity Securities, issued in connection with the issuance of capital stock or other Equity Securities or containing profit participation features), (b) any capital stock or other Equity Securities (or any securities convertible into or exchangeable or exercisable for any capital stock or other Equity Securities or containing profit participation features), in each case except that (1) a Wholly-Owned Subsidiary may issue Equity Securities to its direct parent, (2) the Corporation may issue Common Stock upon a conversion of Series A Preferred pursuant to Section 6 of Part B of Article IV, and (3) the Corporation may issue options to acquire up to 1,296,432 shares of Common Stock (as equitably adjusted for stock splits and stock combinations subsequent to the date hereof) pursuant to the Equity Incentive Plan;

(iv) effect a recapitalization or reorganization or change in the form of organization in any form of transaction (including the formation of a parent holding company for the Corporation, reorganization into any non-corporate entity treated as a partnership for federal income tax purposes or a transaction to change the domicile of the Corporation or any of its Subsidiaries);

(v) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person or consummate (other than the merger of a Wholly-Owned Subsidiary with and into the Corporation or another Wholly-Owned Subsidiary), permit or in any manner facilitate a sale of the Corporation or any of its Subsidiaries or a change in control of the Corporation or any of its Subsidiaries;

(vi) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any indebtedness (other than indebtedness set forth in the Corporation’s annual budget and operating plan (as approved by at least 80% of the members of the corporation’s board of directors) and indebtedness incurred under a revolving line of credit that does not exceed $10,000,000 at any time on an aggregate consolidated basis), or amend, modify, supplement or waive any provision of the documents, agreements or instruments evidencing, securing or otherwise pertaining to any indebtedness of the Corporation or any of its Subsidiaries, refinance, substitute or replace any indebtedness of the Corporation or any of its Subsidiaries;

(vii) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise), except any such acquisitions where the aggregate consideration payable by the Corporation and its Subsidiaries (including the assumption of liabilities, whether direct or indirect) does not exceed $10,000,000 in the aggregate for all such acquisitions, or enter into, or permit any Subsidiary to enter into, any joint venture;

(viii) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or investments in, any Person, except for (a) investments in a Wholly-Owned Subsidiary organized under the laws of a jurisdiction of the United States or one of its territorial possessions, (b) reasonable advances to employees in the ordinary course of business (but expressly prohibiting any loans or the arranging of any loans to or for the benefit of any employees for any purpose), (c) acquisitions permitted pursuant to Section 5C(vii) of this Part B of Article IV, and (d) investments having a stated maturity no greater than one year from the date the Corporation or any Subsidiary makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50,000,000 or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc.;

(ix) sell, lease, license or otherwise dispose of, or permit any Subsidiary to sell, lease, license or otherwise dispose of, any assets (whether tangible or intangible and including the capital stock or membership or other ownership interests of any of its Subsidiaries), except for sales of inventory or obsolete equipment in the ordinary course of business;

(x) amend, supplement, modify, alter, repeal, terminate or waive any provision of the certificate of incorporation or bylaws, certificate of formation and limited liability company agreement or limited partnership agreement or similar governing documents of the Corporation or any of its Subsidiaries or file any amendment, resolution or certificate with any Secretary of State;

(xi) enter into, amend, modify or supplement, or waive any provisions of, or permit any Subsidiary to enter into, amend, modify or supplement, or waive any provisions of, any agreement, transaction, commitment or arrangement with any of the Corporation’s or any of its Subsidiaries’ or any of its affiliates’ direct or indirect officers, managers, directors, key employees, members, partners, stockholders or affiliates or with any Person related by blood, marriage or adoption to any such Person or any entity in which any of the foregoing owns a beneficial interest, except for entering into customary employment arrangements (but not employment agreements) and benefit programs, in each case on reasonable terms as approved by a majority of the disinterested members of the board of directors and subject to Section 5C(xii) of this Part B of Article IV;

(xii) (a) amend or modify the Equity Incentive Plan as in existence as of the date hereof (including increasing the number of shares of Common Stock available for issuance thereunder above the number of shares of Common Stock available for issuance thereunder as of the date hereof (as equitably adjusted for stock splits and stock combinations subsequent to the date hereof), or (b) adopt, amend or modify, or permit any of its Subsidiaries to adopt, amend or modify, any stock option plan, equity incentive plan, employee equity ownership plan, profit sharing plan, phantom equity plan, equity appreciation rights plan or any similar plan, program, agreement or arrangement;

(xiii) make, or permit any Subsidiary to make, any capital expenditures (including payments with respect to capitalized leases), which capital expenditures would deviate in any material respect from the annual budget and operating plan approved by at least 80% of the members of the Corporation’s board of directors;

(xiv) consent to, or waive any condition or requirement with respect to, any transfer or assignment of any capital stock or other Equity Securities of the Corporation or any of its Subsidiaries;

(xv) increase or decrease the authorized size of its board of directors (or the board of directors or similar governing body of any Subsidiary) above or below five (5) members, except pursuant to Section 8 of Part B of Article IV of this Certificate of Incorporation;

(xvi) become subject to, or permit any of its Subsidiaries to become subject to, including by way of amendment to or modification, extension or renewal of, any document, agreement or instrument which by its terms would (under any circumstances) restrict, condition or prohibit (a) the right of any Subsidiary to make loans or advances or pay dividends or distributions to, transfer property to, or repay any indebtedness owed to, the Corporation or any of its Subsidiaries or (b) the Corporation’s or any of its Subsidiaries’ right to perform the provisions of the Recapitalization Agreement or the certificate or articles of incorporation or bylaws, certificate of formation and limited liability company agreement or limited partnership agreement or similar governing documents of the Corporation or any of its Subsidiaries, or would (under any circumstances) impose any provision which would have the effect of directly or indirectly restricting, conditioning or prohibiting the timing or amount of any payment with respect to the Series A Preferred;

(xvii) consummate, or permit any of its Subsidiaries to consummate, an initial public offering of its capital stock or other Equity Securities or listing on any national securities exchange or substantially equivalent market (including any private Rule 144A market), except for a Qualified Public Offering;

(xviii) make, or permit any Subsidiary to make, any change with respect to the accounting policies, tax elections and tax filing positions of the Corporation or any of its Subsidiaries (including any filing of an election by the Corporation or any of its Subsidiaries to be treated as a partnership for federal income tax purposes);

(xix) (a) sell, assign, transfer, lease, license or otherwise encumber, abandon, or permit to lapse, or otherwise fail to maintain in full force and effect, or fail to protect any intellectual property rights, except for (1) the grant of nonexclusive licenses to consumers in the ordinary course of business and (2) abandonment of intellectual property rights where such abandonment is approved by the Corporation’s board of directors following a determination that such intellectual property rights are of de minimis value to the Corporation or any of its Subsidiaries, or (b) take any action reasonably expected to result in the invalidity or unenforceability of any material intellectual property rights of the Corporation or in the infringement upon or misappropriation of any rights of other Person;

(xx) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, file a voluntary bankruptcy or similar proceeding or fail to contest any bankruptcy, insolvency or similar proceeding filed against the Corporation, or permit any of the Corporation’s Subsidiaries to do the foregoing; or

(xxi) materially change, or cause or allow any Subsidiary to materially change, the business activities of the Corporation or any of its Subsidiaries as currently conducted, or enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business that is not related to the current business activities of the Corporation or any of its Subsidiaries.

Section 6. Conversion

6A. Conversion Procedure

(i) At any time and from time to time, any holder of Series A Preferred may convert all or any portion of the Shares held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $7.37485 and dividing the result by the Conversion Price then in effect.

(ii) Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made in connection with a Fundamental Change, Change in Ownership, Public Offering or other transaction affecting the Corporation or a holder of Series A Preferred, the conversion of any Shares of Series A Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iv) Promptly (and in any event within five (5) business days) after a conversion has been effected, the Corporation shall deliver to the converting holder:

(a) cash in an amount of all accrued or declared and unpaid dividends arising pursuant to Section 1A of this Part B of Article IV, plus any Noncompliance Dividends, each on the Shares converted;

(b) cash in the amount payable pursuant to Section 6A(ix) of this Part B of Article IV with respect to such conversion;

(c) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(d) a certificate representing any Shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) If the Corporation is not permitted under applicable law to pay any portion of any declared and unpaid dividends on the Series A Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to pay such dividends to such holder.

(vi) Upon conversion of each Share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid in connection with such conversion), liens, charges and encumbrances with respect to the issuance thereof.

(vii) The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred without the approval of at least 80% of the members of the Corporation’s board of directors. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

(ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this Section 6A(ix), be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

6B. Conversion Price.

(i) The initial “Conversion Price” shall be $7.37485. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

(ii) If and whenever on or after the original date of issuance of the Series A Preferred the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of: (A) up to an aggregate of 3,420,568 shares of Common Stock issued upon the exercise of options to purchase Common Stock granted to employees, directors or service providers of the Corporation and its Subsidiaries pursuant to any Equity Incentive Plan (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and including in such number of shares on an as-exercised for Common Stock basis the maximum number of shares issued or issuable pursuant to any grant or award exercised after the time the Corporation first issues any Share and the maximum number of shares issued or issuable pursuant to any grant or award outstanding at the time the Corporation first issues any Share); (B) shares of Common Stock issuable upon the conversion of the Series A Preferred; (C) shares of Common Stock issued or issuable in a registered public offering under the Securities Act; (D) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are unanimously approved by the board of directors; (E) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the board of directors; (F) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation unanimously approved by the board of directors; (G) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships unanimously approved by the board of directors; (H) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions unanimously approved by the board of directors; and (I) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on the shares of Common Stock that is covered by Section 6D or Section 6E.

(iv) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived by the written consent or vote of the holders of the majority of the outstanding shares of Series A Preferred either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of Series A Preferred.

6C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6B of this Part B of Article IV, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible

Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this paragraph 6C(iii), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 6C(iv), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series A Preferred.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be as reasonably determined in good faith by at least 80% of the members of the board of directors. If at least 80% of the members of the board of directors are unable to make such determination within a reasonable period of time, then upon demand of any director, the board of directors shall seek the advice of an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series A Preferred. Then, upon receipt of such advice, at least 80% of the members of the board of directors shall reconvene and determine such fair market value. The fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6E. Organic Change. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to ensure that (i) the Series A Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change (plus all accrued and unpaid dividends on the Series A Preferred held by such holder immediately prior to such Organic Change) and (ii) the rights, preferences and privileges of the Series A Preferred are otherwise preserved. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to ensure that the provisions of this Section 6, Section 7 and Section 8 shall thereafter be applicable to the Series A Preferred (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Corporation shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. Each holder of Series A Preferred shall have the right to elect the benefits of this Section 6E or, to the extent applicable, Section 2B or Section 4B of this Part B of Article IV in connection with any such Organic Change.

6F. Certain Events . If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the board of directors of the Corporation shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series A Preferred.

6G. Notices

(i) Promptly following any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series A Preferred at least fifteen (15) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) The Corporation shall also give written notice to the holders of Series A Preferred at least fifteen (15) days prior to the date on which any Organic Change or liquidation, dissolution or winding up shall take place and, in the case of any such liquidation, dissolution or winding up, such written notice shall set forth in reasonable detail the amount of proceeds payable with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.

6H. Mandatory Conversion . All of the outstanding Shares of Series A Preferred shall automatically convert into Conversion Stock upon the consummation of a Qualified Public Offering. Any such mandatory conversion shall be effected only at the time of and subject to the consummation of the sale of shares pursuant to such Qualified Public Offering upon written notice of such mandatory conversion delivered to all holders of Series A Preferred at least seven (7) days prior to the consummation of such Qualified Public Offering.

Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 8. Events of Noncompliance.

8A. Definition. An “Event of Noncompliance” shall have occurred if:

(i) the Corporation breaches or otherwise fails to perform any other covenant or agreement set forth herein; provided that no Event of Noncompliance shall have occurred under this clause (i) if the Corporation establishes (to the reasonable satisfaction of the holders of a majority of the Series A Preferred then outstanding) that (A) the particular Event of Noncompliance has not been caused by knowing or purposeful conduct by the Corporation or any Subsidiary, (B) the Corporation has exercised, and continues to exercise, commercially reasonable efforts to expeditiously cure the Event of Noncompliance (if cure is possible), (C) the Event of Noncompliance is not material to the financial condition, results of operations, operations, assets or business prospects of the Corporation and its Subsidiaries, taken as a whole, and (D) the Event of Noncompliance is not material to any holder’s investment in the Series A Preferred;

(ii) the Corporation fails to make when due any redemption or any other payment which it is required to make hereunder with respect to the Series A Preferred, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(iii) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

(iv) a judgment that results in an obligation of the Corporation or any Subsidiary in excess of $5,000,000 rendered in any action in which the Corporation had notice of such proceeding and, if brought in a jurisdiction other than the United States of America or another jurisdiction in which the Corporation or any Subsidiary has offices, participated, after subtracting any payments made on the Corporation’s behalf by third party indemnitors is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(v) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $5,000,000 of indebtedness for borrowed money to become due prior to its stated maturity.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

8B. Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance of the type described in Section 8A(i) or Section 8A(ii) has occurred and continues for a period of 30 days or any other Event of Noncompliance has occurred and is continuing, then the Cumulative Dividend set forth in Section 1B of this Part B of Article IV shall become payable (whether in connection with a subsequent liquidation (including a deemed liquidation) under Section 2A, redemption under Section 4 or this Section 8B or conversion as described in Section 6A(iv), each of this Part B of Article IV, or otherwise) and the Cumulative Dividend rate on the Series A Preferred shall increase from and after the date of such Event of Noncompliance (but taking into account the passage of time associated with any relevant cure periods) by an increment of two (2) percentage points. Thereafter, until such time as no Event of Noncompliance exists, such Cumulative Dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two (2) percentage points (but in no event shall such dividend rate exceed 12%). Any increase in the Cumulative Dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists. Any dividends payable from and after application of this Section 8B(i) are referred to herein as “Noncompliance Dividends.”

(ii) If an Event of Noncompliance (other than an Event of Noncompliance of the type described in Section 8A(iii)) has occurred and continues for a period of 60 days, then the holder or holders of a majority of the Series A Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Redemption Value thereof. The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred (but in any event within fifteen (15) days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A Preferred by giving written notice thereof to the Corporation within seven (7) days after receipt of the Corporation’s notice. The Corporation shall redeem all Series A Preferred as to which rights under this paragraph have been exercised within thirty (30) days after receipt of the initial demand for redemption.

(iii) If an Event of Noncompliance of the type described in Section 8A(iii) has occurred, all of the Series A Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series A Preferred) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon, including the Cumulative Dividend to the extent provided for in Section 1B of this Part B of Article IV). The Corporation shall immediately redeem all Series A Preferred upon the occurrence of such Event of Noncompliance.

(iv) (a) If an Event of Noncompliance of the type described in Section 8A(ii) has occurred and continues for a period of 180 days, (i) the two (2) directors to be elected by the Common

Stock and Series A Preferred voting together as a single class (the “At-Large Directors”) shall, at the request of the holders of at least 5% of the Series A Preferred then outstanding, be elected solely by the holders of a majority of the Series A Preferred and (ii) the holders of Series A Preferred shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s capital stock, to elect individuals as At-Large Directors, to remove any individuals elected as At-Large Directors and to fill any vacancies in positions of the At-Large Directors. The special right of the holders of Series A Preferred to elect At-Large Directors hereunder may be exercised at the special meeting called pursuant to this Section 8B(iv), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

(b) At any time when such special right has vested in the holders of Series A Preferred, a proper officer of the Corporation shall, upon the written request of the holders of at least 5% of the Series A Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A Preferred for the purpose of electing directors pursuant to this Section 8B(iv). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of a majority of the Series A Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within ten days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of a majority of the Series A Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holders of a majority of the Series A Preferred then outstanding. Any holder of Series A Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this Section 8B.

(c) At any meeting or at any adjournment thereof at which the holders of Series A Preferred have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series A Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

(d) Any director so elected by the holders of Series A Preferred shall continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

(v) If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 9. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 11. Definitions

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof which results in the holders of Common Stock and Series A Preferred as of immediately after the consummation of the transactions contemplated by the Recapitalization Agreement, ceasing to own more than 50% of the Corporation’s Common Stock (assuming conversion of the Series A Preferred) at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

“Common Stock” means the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6C(i) and 6C(ii) of this Part B of Article IV whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Stock” means shares of the Corporation’s Common Stock, with a par value $0.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Equity Incentive Plan” means the Corporation’s 2010 Equity Incentive Plan and any employee option or stock incentive plan that may be adopted by the board of directors from time to time, pursuant to which the Corporation may grant Common Stock and/or options to purchase Common Stock to officers, directors, employees and consultants of the Corporation.

“Equity Securities” means (i) capital stock (including the Series A Preferred and the Common Stock) of, membership interests, partnership interests or other equity interests in, the Corporation or any of its Subsidiaries, (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such equity interests in the Corporation or any of its Subsidiaries and (iii) warrants, options or other rights to purchase or otherwise acquire such equity interests in the Corporation or any of its Subsidiaries.

“Fundamental Change” means (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business), and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Series A Preferred are not changed and the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock and Series A Preferred as of immediately after the consummation of the transactions contemplated by the Recapitalization Agreement shall continue to own more than 50% of the Corporation’s Common Stock (assuming conversion of the Series A Preferred).

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of March 1, 2010, by and among the Corporation and the other Persons named therein, as such agreement may be amended, modified or waived from time to time in accordance with its terms.

“Junior Securities” means any capital stock or other Equity Securities of the Corporation, except for the Series A Preferred.

“Liquidation Value” of any Share as of any particular date shall be equal to $7.37485. For the avoidance of doubt, no dividend paid on any Share shall constitute an offset to or credit against such Share’s Liquidation Value.

“Liquidity Event” means (i) a Fundamental Change, (ii) a Change in Ownership or (iii) an initial Public Offering of the Corporation other than a Qualified Public Offering.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred (without applying any marketability, minority or other discounts). If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or Equity Securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” means a Public Offering underwritten on a firm commitment basis by a nationally recognized investment bank in which (i) the aggregate proceeds received by the Corporation and any other selling stockholders in such Public Offering (net of discounts, commissions and expenses) shall be at least $100,000,000 and (ii) the price per share paid by the public for such shares will be an amount not less than $14.75 (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like with respect to the Common Stock).

“Recapitalization Agreement” means that certain Stock Purchase and Recapitalization Agreement, dated as of March 1, 2010, by and among the Corporation and the other Persons named therein, as such agreement may be amended, modified or waived from time to time in accordance with its terms.

“Redemption Date” means, as to any Share, the date specified or determined herein on which the Corporation is required to redeem such Share; provided that no such date shall be a Redemption Date unless the Redemption Value of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock, membership interests, partnership interests or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 12. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Part B of Article IV shall be binding or effective without the prior written consent of the holders of a majority of the Series A Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Preferred then outstanding.

Section 13. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

C. COMMON STOCK

Section 1. Dividends. When and as declared by the board of directors of the Corporation and to the extent permitted under the General Corporation Law of Delaware, the holders of the Common Stock shall be entitled to receive dividends on such Common Stock. The rights of the holders of the Common Stock to receive dividends are subject to the provisions of the Series A Preferred.

Section 2. Liquidation. Subject to the provisions of the Series A Preferred, the holders of the Common Stock shall be entitled to participate in all distributions to the holders of capital stock of the Corporation in any liquidation, dissolution or winding up of the Corporation.

Section 3. Voting Rights.

3A. Generally. The holders of the Common Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws, and, except as required by applicable law and subject to the rights of the Series A Preferred, the holders of the Common Stock shall be entitled to one vote per share on all matters submitted to the stockholders of the Corporation for a vote.

3B. Election of Directors. Subject to Section 8B(iv) of Part B of Article IV, the board of directors of the Corporation shall be composed of seven (7) persons. In the election of directors of the Corporation, the holders of the Common Stock, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock, shall be entitled to elect three (3) directors to serve on the board of directors of the Corporation with each such director serving until his or her successor is duly elected by the holders of the Common Stock or his or her earlier death, resignation or removal from office by the holders of the Common Stock. If the holders of the Common Stock for any reason fail to elect one or more directors hereunder, such position shall remain vacant until such time as the holders of the Common Stock elect an individual to serve as a director to fill such position and shall not be filled by resolution or vote of the board of directors of the Corporation or the Corporation’s other stockholders. In the election of directors, two (2) directors shall be elected by the holders of the Common Stock and Series A Preferred voting together as a single class until such time as the holders of Series A Preferred shall have the right to elect such directors pursuant to Section 8B(iv)(a).

ARTICLE V

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VIII

Except as provided in Article V above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.